February 21, 1995


Mr. James B. Painter
2923 Homewood Drive
Troy, Michigan 48098-1785

Dear Jim:

Our discussions with you over the past several weeks have left all of us with a very positive impression of your experience base, knowledge, personal qualities and sense of commitment. Accordingly, I am delighted to extend to you an offer of employment as Vice President of both the Heavy Duty Products Group and the Materials Management function. This assignment will make you a Corporate Officer of Simpson Industries, Inc. In this position you will be reporting directly to me as President and CEO. The terms and conditions of the offer are as follows:


Salary:          $150,000 Annually


Bonus Guarantee:

Within the first thirty days of employment with Simpson Industries, you will receive a lump sum payment of $36,200. This is in lieu of the bonus payment and savings plan match you forfeit by your mid-year departure from your current employer. This amount is subject to all applicable federal and state taxes.


Relocation Assistance:

Assistance is available to you to cover the cost of fulfilling your lease requirements on your apartment in Newark, Ohio. This assistance includes breaking your existing lease and the loss of a security deposit. The Company will also pay for the transfer of your furnishings in this apartment back to your home in Troy, Michigan.


Vacation:

Officers are entitled to four weeks of vacation per year.


COBRA

Simpson will reimburse the COBRA expenses you incur prior to becoming eligible for the Simpson Health Care Plan.



Short-Term Incentive Plan:

Upon your first day of employment, you will participate (subject to the approval of the Board of Directors) in the Company's Short-Term Incentive Plan. Participation will be in the top tier of the plan (Tier I), which has a target annual bonus of 50% and a maximum annual bonus of 75%.


Long-Term Incentive Plan:

You will qualify for participation in the Company's Long-Term
Incentive Plan. Effective with the Board of Directors approval, 4,000 shares of Restricted Stock will be granted to you, subject to the terms and conditions of the Simpson Industries 1993 Long-Term
Incentive Plan.

Under this plan you will be eligible for annual stock option grants and awards of "restricted stock." Subject to Board approval, future awards will be granted in the first quarter of 1996.


Executive Lease Car Program:

You will be eligible for one vehicle under the terms and conditions of the Executive Lease Car Program.


Comprehensive Health Plan:

You will be eligible to participate in the Simpson Industries Medical/Dental plan, including a company funded flexible spending account. Eligibility for this plan commences after three months of employment. After completing three months of employment you will be eligible to receive a prorated flexible spending account benefit (the annual benefit is $600/family). After 1995 the flexible spending account benefit will be discontinued.


Short-Term Disability:

Employees with less than two years of service are eligible for three months of salary continuation. Employees with two or more years of service receive a full year of benefits, which are reduced each ninety days to a benefit of 70% in the last quarter of the year.

The period between three months of salary continuation under the Short Term Disability Plan and the onset of Long-Term Disability benefits will be covered at 90% of base pay subject to all applicable federal and state taxes.


Long-Term Disability:

If you are totally and permanently disabled after a year of short-term benefits, long-term disability benefits begin for employees with two or more years of service. For employees with less than two years of service, long term disability benefits begin after six months of total disability. The plan will and any social security and Workers' Compensation benefits when added together provide 60% of base salary up to a maximum monthly benefit income of $8,000.


Life Insurance:

The Company will contribute an annual premium amount to provide you with life insurance equal to two times your base salary as of September 30th of each year. You select the amount of coverage desired (subject to simplified issue for amounts over $150,000) and determine whether or not to supplement the premium amount to provide additional annuity buildup. Eligibility for this benefit commences on the first day of the month following one month of employment.

The policy is owned by the employee and goes with them when leaving the Company.


Travel Accident Policy:

This policy also commences on the first day of the month following one month of employment and provides up to $200,000 if the employee is killed or permanently injured within one year from the date of an accident during business travel.


Survivor Income Benefits:

The survivor income benefit, or SIB, provides that any employee who has been at Simpson for one month is covered under the plan. Your spouse or eligible children will receive monthly benefits equal to 50% of base pay. The Company benefit and any social security benefits your family might be eligible for when added together make up the 50% of pay your family receives from this plan. Payments will continue for ten years or until your spouse reaches age 62, whichever occurs first.


Pension:

The pension plan is a defined benefit plan and is based on career average earnings. Benefits are calculated as follows:

     1.70% of annual pay to $36,270* (for each year of service) plus 2.05% of annual pay over $36,270* (for each year of service)

     *Will change annually along with changes in the average national wage.

Normal retirement is at age 65 with 5 years of vested service. This benefit becomes vested after five years of service.


Supplemental Executive Retirement Plan:

Provides supplemental retirement benefit equal to 4% per year of officer service (maximum 15 years) times average of highest three of last five years of service, reduced by: 1) early retirement if under 65; 2) social security benefit; 3) pension benefits from previous employers; and 4) benefit from Simpson Defined Benefit Plan.
Benefits under this plan become vested after completion of five years of service.


Savings Plan:

The Company provides a Savings Plan with a 401(k) feature that allows contributions by the participant of up to 25% of base pay. The first 6% is eligible for a Company match of not less than 25 cents on the dollar, to a maximum of $1.00, depending on the Company performance. Eligibility for plan participation commences on the first on the month following three months of employment.


Change of Control Agreement:

In the event your employment is terminated as a result of a change in control of the Company, your salary and benefits will be extended for up to 24 months. This benefit and its terms and conditions are subject to the discretion of the Board of Directors.


Severance:

In the event your employment is severed within an 18-month period beginning April 1, 1995, for any reason other than "just cause," Simpson Industries, Inc. will provide 12 months of base salary, benefits and outplacement service. These benefits would be discontinued if you obtain other employment.


Jim, I and the other members of our management team are looking forward to your joining Simpson Industries, on or before April 1, 1995. We are confident that you will make a significant contribution to the Company's success and at the same time have an opportunity for both personal and professional growth and reward.


If this accurately reflects your understanding of the offer and if these terms and conditions are agreeable to you, please sign the original copy of this letter and return it to me.

On behalf of myself and the Board of Directors, Jim, we look forward to welcoming you to Simpson Industries.

Best Regards,


/s/ ROY E. PARROTT
Roy E. Parrott


                       /S/ JAMES B. PAINTER                  2/22/95
                       James B. Painter                      Date